65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
 fax: 240-632-0735
www.genvec.com
Contact:
Jeffrey W. Church
Chief Financial Officer
(240) 632-5510
jchurch@genvec.com
GenVec Completes Previously Announced Sale of
Myoblast Cell Therapy Program

Gaithersburg, MD - December 29, 2005 - GenVec, Inc. (NASDAQ: GNVC) announced today the sale of its myoblast cell therapy program to Mytogen, Inc., a newly-formed private biotechnology company specializing in the development of cell therapy products, in exchange for potential future milestone and royalty payments to GenVec. In October GenVec announced its intention to sell the myoblast program in order to focus its resources on the development of its core product candidates. Mytogen will acquire the assets and technology that had supported this program and retain the majority of employees who managed it. Mytogen will also sub-lease a portion of the current program facility in Charlestown, Massachusetts, which is expected to continue to provide cells and clinical supplies necessary to finish the ongoing investigator-sponsored myoblast clinical trial at the Arizona Heart Institute.

The sale will allow GenVec to focus on the development of TNFerade™, its lead oncology product program. GenVec acquired the myoblast program through its merger with Diacrin, Inc. in 2003. GenVec will accrue net estimated fourth quarter 2005 charges of approximately $678,000 primarily relating to staff termination costs and continuing lease obligations for the program’s Charlestown, MA facility through October 6, 2006. In addition, GenVec estimates that it will record an additional non-cash write-off of intangible assets, net of deferred revenues, totaling approximately $1.1 million.

GenVec President and CEO Paul H. Fischer, Ph.D., stated: “The sale of the cell therapy program will provide a new source of funding for this program, allow us to focus more of our resources on later-stage development programs and save GenVec nearly $3 million annually. We wish Mytogen success in the development of this promising cell therapy for the treatment of congestive heart failure.”

GenVec is a publicly held clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies that improve patient care in the areas of cancer and cardiac disease, and to prevent vision loss. Each of GenVec’s gene-based product candidates uses a common patent-protected platform to deliver genes that produce medically beneficial proteins directly at the site of disease - TNFerade™ for oncology, BIOBYPASS® for cardiovascular disease, and AdPEDF for ophthalmology. GenVec’s vaccine program applies the Company’s unique delivery technology and 293-ORF6 cell line to develop vaccines against a variety of diseases, including HIV, malaria and foot and mouth disease. Additional information on GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding cost savings and future programs and studies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include risks relating to the early stage of the myoblast cell therapy program; uncertainties relating to clinical trials associated with the myoblast cell therapy program; the timing and content of future U.S. Food and Drug Administration regulatory actions with respect to the myoblast cell therapy program, risks relating to the commercialization, if any, of the myoblast cell therapy program (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of Mytogen and other third parties for the receipt of future payments in connection with the transaction discussed in this press release; dependence on intellectual property; and risks that Mytogen may lack the financial resources and access to capital to fund its proposed operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

###